UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 24, 2011

CONCUR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-25137 (Commission File Number)	91-1608052 (IRS Employer Identification No.)

18400 NE Union Hill Road, Redmond, Washington (Address of principal executive offices)	98052 (Zip Code)
(425) 702-8808
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.
On January 24, 2011, Concur Technologies, Inc. (“Concur”) completed its previously-announced acquisition of TripIt, Inc. (“TripIt”), pursuant to the terms of an Agreement and Plan of Reorganization (“Agreement”) with TripIt dated January 12, 2011. In connection with the acquisition, and subject to the terms of the Agreement, Concur (i) will pay holders of Tripit capital stock, vested options and warrants approximately $25 million in cash after net working capital adjustments and approximately $44 million in Concur common stock at closing (a portion of which will be deposited in an indemnification escrow) and promised to pay such holders a contingent cash amount settled upon 30 months from closing of up to approximately $38 million in cash, and (ii) will issue unvested Concur restricted stock units, having an aggregate value of approximately $11 million at closing, in exchange for cancellation of unvested TripIt stock options outstanding immediately prior to closing. All components of consideration bring the total deal value to as much as approximately $118 million. However, there will be no payment of the contingent cash amount if the value of the approximately $44 million of Concur common stock issued at closing exceeds approximately $82 million during the 30-month period following closing, subject to limitations. In addition, TripIt securityholders receiving Concur common stock at closing will lose their rights to payment of the contingent cash amount if they sell their holdings of such stock. Though the payment of the contingent cash amount is uncertain, the maximum contingent cash amount to be paid, if any, at the end of the 30-month period is approximately $38 million.
The foregoing description of the Agreement (including the description of the consideration paid in connection with the acquisition contemplated thereunder) is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 2.1 to this report and incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.
On January 24, 2011, Concur issued 813,710 shares of Concur common stock in connection with its acquisition of TripIt, of which 217,440 shares will be held in escrow for 18 months to secure the indemnification obligations of the selling securityholders of TripIt. The shares were issued in reliance upon an exemption from registration available under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated thereunder.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
2.1
Agreement and Plan of Reorganization by and among Concur Technologies, Inc., Tolo One Acquisition Corp., Tolo Two Acquisition LLC, TripIt, Inc. and Mike Kwatinetz, as Stockholders’ Agent defined therein, dated as of January 12, 2011.*

*	Schedules have been omitted pursuant to Regulation S-K Item 601(b)(2). Concur hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CONCUR TECHNOLOGIES, INC.
Date: January 28, 2011	By:	/S/ FRANCIS J. PELZER V
Francis J. Pelzer V,
Chief Financial Officer (principal financial officer and duly authorized officer)

INDEX TO EXHIBITS

Exhibit No.	Description
2.1
Agreement and Plan of Reorganization by and among Concur Technologies, Inc., Tolo One Acquisition Corp., Tolo Two Acquisition LLC, TripIt, Inc. and Mike Kwatinetz, as Stockholders’ Agent defined therein, dated as of January 12, 2011.*

*	Schedules have been omitted pursuant to Regulation S-K Item 601(b)(2). Concur hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the Securities and Exchange Commission.